Exhibit 107

Calculation of Filing Fee Tables

FORM SC TO

(Form Type)

PFIZER INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	[1]	$ 43,941,285.00	0.0001476	$ 6,485.73
Fees Previously Paid
	Total Transaction Valuation:	$ 43,941,285.00
	Total Fees Due for Filing:			$ 6,485.73
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 6,485.73
Offering Note
[1]	Calculated solely for purposes of determining the filing fee. The calculation of the Transaction Valuation assumes that all 1,359,772 performance share awards and all 36,680,415 total shareholder return units that may be eligible for modification in the offer will be tendered pursuant to the offer. Such performance share awards and total shareholder return units have an aggregate value of $43,941,285 as of August 8, 2024, based on the intrinsic value method with respect to the performance share awards and a Monte Carlo simulation model with respect to the total shareholder return units.